Exhibit 2.4

AMENDMENT NO. 1 TO

LLC AGREEMENT

OF ZABALA FARMS GROUP, LLC

THIS AMENDMENT TO LLC AGREEMENT OF ZABALA FARMS GROUP, LLC, a Delaware limited liability company (the “Company”), effective as of April 17, 2019 (this “Amendment”), is entered into by and among the members of the Company (the “Members”), pursuant to that certain LLC Agreement of the Company effective as of June 23, 2018 (the “LLC Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the LLC Agreement.

RECITALS

A.                  The parties to this Amendment intend that certain provisions of the LLC Agreement be amended and restated as set forth herein.

B.                  The Managers of the Company have approved this Amendment by prior written consent of the Company (as authorized by the Board of Managers) and by the Members by Majority Vote of the Members Holding Voting Units (as defined in the LLC Agreement), as required by Section 15.1 of the LLC Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                   Section 7.1 of the LLC Agreement hereby is amended and restated as follows:

“Authorized Units. The total number of Units that the Company currently is authorized to issue is 30,000,000 Units, of which 25,000,000 shall be designated Class A Common Units (the “Class A Common Units”), 2,000,000 shall be designated Class B Common Units (the “Class B Common Units”), and 3,000,000 Preferred Units (the “Preferred Units”). The rights of all Units of the Company are subject to the rights of any future classes or series of Units of the Company, which from time to time may be authorized and issued in accordance with this Agreement and applicable law.”

2.                   Full Force and Effect. Except as set forth herein, the LLC Agreement is not otherwise amended, supplemented or modified, and the terms, conditions and agreements set forth in the LLC Agreement hereby are ratified and confirmed and shall continue in full force and effect.

3.                   Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law.

4.                   Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.